Exhibit 99

News Release	The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Drew Mackintosh, Vice President,
Investor Relations (818) 223-7548

RYLAND ANNOUNCES PRELIMINARY RESULTS FOR THE QUARTER ENDED
MARCH 31, 2007

CALABASAS, Calif. (April 4, 2007) ─ The Ryland Group, Inc. (NYSE: RYL), today announced preliminary results for the quarter ended March 31, 2007.

The Company expects to report a loss of $0.50 - $0.60 per share for its first quarter of 2007.  The loss is due to an impairment charge of approximately $65 million.  The impairments are associated with assets in the Company’s operations in Fort Myers, Phoenix, Southern California and Washington, D.C.  In addition, the Company also expects to write-off the $15 million in goodwill associated with the acquisition of a California homebuilder, MJ Brock & Sons, in 1986, which is substantially all of the Company’s remaining goodwill.  The Company’s annual effective tax rate has increased to 39 percent from 37.5 percent, primarily due to the nondeductibility of the goodwill charge. Excluding the impairment, the goodwill write-off and the change in effective tax rate, the expected gain for the quarter would have been $0.63 - $0.73 per share.

Chad Dreier, chairman, president and chief executive officer said, “At the end of the fourth quarter, we were cautiously optimistic that pricing had begun to stabilize.  However, as the first quarter progressed, it became clear that aggressive pricing strategies persisted in several markets, requiring us to write-down the value of some of our assets this quarter.”

Preliminary sales for the first quarter were 2,989 units, down 26% from the first quarter of 2006.  The cancellation rate as a percent of sales was 28%.  Ryland closed 2,302 units in the period, compared to 3,554 units in the first quarter of last year.

RYLAND ANNOUNCES EARNINGS GUIDANCE

“While we are disappointed by the continued reduction in sales and closings, we are encouraged by the improvement in the cancellation rate this quarter compared to the 49% rate in the fourth quarter of 2006.  “A lower cancellation rate will help reduce unsold inventory and give us greater confidence in our sales and backlog numbers.”  Mr. Dreier also noted that, “the Company continued its consistent stock repurchase program with 895,000 shares repurchased this quarter.”

The Ryland Group will release earnings for the first quarter of 2007 on Wednesday, April 25, after the close of trading on the New York Stock Exchange.  The Company will hold a conference call the following morning at 9:00 a.m. PDT (12:00 p.m. EDT).

With headquarters in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  The Company currently operates in 28 markets across the country and has built more than 265,000 homes and financed more than 225,000 mortgages since its founding in 1967.  Ryland is a Fortune 500 company listed on the New York Stock Exchange under the symbol “RYL.”  Previous news releases may be obtained at www.ryland.com.

Note:  Certain statements in this press release may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. The factors and assumptions upon which any forward-looking statements are subject to risks and uncertainties which include, among others:

•                  economic changes nationally or in the Company’s local markets, including volatility and increases in interest rates, inflation, changes in consumer demand and confidence levels and the state of the market for homes in general;

•                  the availability and cost of land;

•                  increased land development costs on projects under development;

•                  shortages of skilled labor or raw materials used in the production of houses;

RYLAND ANNOUNCES EARNINGS GUIDANCE

•                  increased prices for labor, land and raw materials used in the production of houses;

•                  increased competition;

•                  failure to anticipate or react to changing consumer preferences in home design;

•                  increased costs and delays in land development or home construction resulting from adverse weather conditions;

•                  potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations, or governmental policies (including those that affect zoning, density, building standards and the environment);

•                  delays in obtaining approvals from applicable regulatory agencies and others in connection with the Company’s communities and land activities;

•                  the risk factors set forth in the Company’s most recent Annual Report on Form 10-K; and

•                  other factors over which the Company has little or no control.

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